Independent Auditors' Consent




The Board of Trustees and Shareholders
Benham Manager Funds:

We consent to the inclusion in Benham Manager Funds' Post-Effective Amendment No. 3 to the Registration Statement No. 33-82264 on Form N-1A under the Securities Act of 1933 and Amendment No. 5 to the Registration Statement No. 811-8668 filed on Form N- 1A under the Investment Company Act of 1940 of our reports dated January 5, 1996 on the financial statement and financial highlights of Benham Capital Manager for the periods indicated therein, which reports have been incorporated by reference in the Statement of Additional Information of Benham Manager Funds. We also consent to the reference to our firm under the "Financial Highlights" in the Prospectus of the Benham California Tax-Free and Municipal Funds and under the heading "About the Trust" in the Statement of Additional Information which is incorporated by reference in the Prospectus.


/s/KPMG Peat Marwick LLP
San Francisco, California
January 26, 1996